Exhibit 99.1

Contact:	David Lilly Kekst and Company (212) 521-4800	Chris A. McFadden Carver Bancorp, Inc. (718) 676-8940
For Immediate Release

CARVER BANCORP, INC. SETS NEW RECORD AND PAYOUT DATE
FOR FOURTH QUARTER DIVIDEND

New York, New York, July 16, 2010 – Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced a change in the record and payout dates for its fourth quarter dividend.

The cash dividend on its common stock of two and one-half cents ($0.025) per share for the fourth quarter will be payable on August 9, 2010, to stockholders of record at the close of business on July 26, 2010.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company’s website at www.carverbank.com.

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